Exhibit No.11.1

--------------------------------------------------------------------------------
                 FIRST EMPIRE STATE CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

COMPUTATION OF EARNINGS PER COMMON SHARE
Amounts in thousands, except per share

                                                                     Three months ended       Nine months ended
                                                                        September 30             September 30
                                                                     1997          1996       1997        1996
----------------------------------------------------------------------------------------------------------------
Primary         Average common shares outstanding                     6,592        6,722       6,634      6,651
                Common stock equivalents *                              335          382         351        381
----------------------------------------------------------------------------------------------------------------
                   Primary common shares outstanding                  6,927        7,104       6,985      7,032
----------------------------------------------------------------------------------------------------------------

                Net income                                          $45,891       35,871     129,941    110,683
                Less: Cash dividends on preferred stock                 --           --          --         900
----------------------------------------------------------------------------------------------------------------
                   Net income available to common shareholders      $45,891       35,871     129,941    109,783
----------------------------------------------------------------------------------------------------------------

                Earnings per common share --primary                 $  6.62         5.05       18.60      15.61

----------------------------------------------------------------------------------------------------------------
Fully diluted   Average common shares outstanding                     6,592        6,722       6,634      6,651
                Common stock equivalents *                              390          384         390        391
                Assumed conversion of  9% convertible
                   preferred stock                                      --          --           --         163
----------------------------------------------------------------------------------------------------------------
                        Fully diluted average common shares
                          outstanding                                 6,982        7,106       7,024      7,205
----------------------------------------------------------------------------------------------------------------


                Net income                                          $45,891       35,871     129,941    110,683
----------------------------------------------------------------------------------------------------------------

                Earnings per common share - fully diluted           $  6.57         5.05       18.50      15.36
----------------------------------------------------------------------------------------------------------------


* Represents shares of First Empire's common stock issuable upon the assumed exercise of outstanding stock options granted pursuant to the First Empire State Corporation 1983 Stock Option Plan under the "treasury stock" method of accounting.